Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
July 30, 2008
INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS
This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT
INTRODUCTION AND WELCOME
Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

Earlier this year, I shared with you that much of our focus in 2008 would be on returning to both top and bottom line growth in our CT and HRS divisions.  I’m pleased that for the second consecutive quarter, we’ve made substantial progress in that direction.  Our CT division achieved sequential revenue growth of $2.0 million and, after a two year drought in unit growth, saw a net gain of 15 operating units in the second quarter.  Similarly, our unit count increased in our HRS division after three years of decline.  Our strategies to secure new business and build greater value among existing clients are proving their validity, and we expect a continued upward trend in operating units for the remainder of 2008.

Profitability also improved in both our mature businesses, with CT reporting a 1.6 percentage point sequential gain in operating earnings margin and HRS a 1.7 percentage point improvement.  When excluding the positive impact of a non-compete settlement, the CT margin increased 1.0 percentage point quarter over quarter to 4.7% for the second quarter. The HRS division achieved an operating earnings margin of 13.2%, solidly within our expected range of 12 to 15% for the year, despite flat sequential revenue.

For our Hospital division, progress remains an uphill climb. Expected start-up losses for Northland LTAC Hospital in Kansas City, MO, our continued investment in infrastructure development and a $1.5 million sequential decline in same store revenue impeded second quarter results.  Operating revenues were down 1.4% sequentially and operating earnings declined $3.4 million.

We are continuously working to strengthen our Hospital division and are excited to welcome Kevin Gross as our new Senior Vice President of Hospital Operations, effective July 1. Kevin has 25 years experience managing and consulting to hospitals and health systems, most recently serving as President of the Acute Care division of Universal Health Services, where he was responsible for a 24-hospital network. He brings proven skills in building strong teams and leadership talent, enhancing market presence and operational viability, and strengthening strategies for future success.  We welcome him on board.

Now, let me give you some other highlights of the quarter as they pertain to our core operating segments.

Contract Therapy reported same store revenue growth of 2.0% and a 0.6% increase in the average number of locations.  The division signed 46 new contracts in the second quarter, compared to 30 in the first quarter, and had a net gain of 15 units, the first net gain in the two years since we acquired Symphony. We believe we’ve turned a corner with our business development and client retention efforts and expect operating units to be in the plus side for the remainder of 2008.

While the early part of the third quarter will be impacted by the disruption of the therapy caps in the first two weeks of July, the division should recover quickly and be within our expected range of 4.5 to 5.5% operating earnings margin in the fourth quarter.

Inpatient operating revenues in our Hospital Rehabilitation Services (HRS) division improved $0.1 million, or 0.4% quarter over quarter, but was offset by a $0.1 million sequential decline, or 0.7%, in our outpatient business.

At the end of the second quarter, we operated 154 programs, compared to 153 at the end of the first quarter.  The number of managed inpatient rehabilitation facilities (IRF) and outpatient units remained constant at 107 and 33 respectively. We added one subacute contract.  We also signed three new IRF clients and opened two new units in the second quarter. At June 30, 2008, the pipeline of signed but unopened IRF contracts stood at six, four of which are expected to open in 2008.  We expect to achieve a net gain in IRFs over the balance of this year.

In the second quarter, 65.9% of admissions were qualifying patients compared to 63.2% in the first quarter.  Same store acute discharges decreased 0.7%, primarily due to lower census in host hospitals, 40% of our units ending their 60% qualifying periods and a shortage of nurses in certain client hospitals.  We continue to believe we will reach our 3 to 5% growth target over last year for same store discharges.

As we had anticipated, operating earnings in our Hospital division were unfavorably affected by total start-up losses in the second quarter of $1.4 million, primarily for Northland LTAC Hospital.  We opened the doors to Northland in mid-April and in early May the hospital received its Medicare provider number.  It is currently undergoing a Medicare length-of-stay demonstration period until early November, which means it will be reimbursed at Medicare’s lower inpatient prospective payment system rates during this six-month period.

Earnings also were impacted by lower revenues and margins in our existing hospitals and the continued investments we’re making in back-office infrastructure to support our growth strategy.

The critical drivers of that growth strategy are our joint venture partnerships.  On June 1, we completed our joint venture with Floyd Healthcare Resources after receiving state Attorney General approval in May.  We now hold 80% ownership in The Specialty Hospital, a 24-bed long-term acute care hospital (LTACH) in Rome, GA.  There will be no start-up or ramp-up costs associated with this venture.  We have a Certificate of Need (CON) to expand this hospital and have begun the development of the 45-bed replacement LTACH, which is scheduled to open in the second quarter of 2010.

Our joint venture with Landmark Health Systems, Inc., to purchase a majority interest in and operate the Rehabilitation Hospital of Rhode Island, is still awaiting approval by the state’s Attorney General as well as the state’s Department of Health.  We now expect to begin operation of the 41-bed facility at the beginning of 2009 rather than in 2008. We also have a CON to develop a 40-bed LTACH with Landmark, which should open in late 2009.

Construction continues on St. Luke’s Rehabilitation Hospital in St. Louis, Missouri, our joint venture with St. Luke’s Hospital. We are projecting this 35-bed hospital to open in October 2008.

Our planned development of an LTACH with our existing rehabilitation hospital partner in Kokomo, Indiana should open in the second or third quarter of 2009.

In the second quarter of 2009, we expect to open Greater Peoria Specialty Hospital, a 50-bed LTACH we are developing in Peoria, Illinois with Methodist Medical Center.

Construction has started on a 60-bed LTACH in Reading, Pennsylvania, which we plan to own and operate in conjunction with our long-time client, The Reading Hospital and Medical Center.  We expect to begin operation of the LTACH in the third quarter of 2009.

These projects will grow our Hospital division from its 11 existing hospitals to a total of 17 by the end of 2009.

On the Legislative front, our efforts to secure passage of the Medicare Improvements for Patients and Providers Act of 2008, were rewarded with a successful override of a Presidential veto on July 15.  This resulted in an extension of both the Medicare Physician Fee Schedule increase of 0.5% and the Medicare Part B therapy caps exception process through December 31, 2009.  The law provides adequate Medicare coverage for beneficiaries and gives our therapists the continued ability to provide medically necessary care to their patients.

We anticipate final rules soon from CMS for both IRFs and skilled nursing facilities for 2009.  While we do not believe there will be a significant impact on our HRS or Hospital businesses, we are less certain about the effect on our CT business.  CMS also has issued an interim final rule for LTACHs, which outlined criteria for exemption from the three-year moratorium, and provided exceptions to this rule.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated Results
Consolidated net revenues for the second quarter of 2008 were $185.5 million compared to $184.1 million in the first quarter of 2008, a $1.4 million or 0.8% increase.

Consolidated net earnings were $4.5 million, or $0.25 per diluted share, in both the first and second quarters. Second quarter earnings benefited from a non-compete settlement agreement, as well as improved operating earnings performance in CT and HRS.  However, earnings were negatively impacted by a $3.7 million loss in the Hospital division.

Contract Therapy (CT)
Net revenues for the Contract Therapy division were $106.3 million, an increase from the first quarter of $2.0 million, or 1.9%. This increase was driven by a 0.6% increase in the average number of locations and same store revenue growth of 2.0%.

The division’s operating earnings were $5.6 million in the second quarter of 2008 compared to $3.8 million in the first quarter. This increase includes a $0.6 million favorable non-compete settlement, net of related legal costs, higher revenues and margins, and lower bad debt and health insurance expenses that occurred in the second quarter.  Excluding the net settlement, the division improved operating earnings margin from 3.7% in the first quarter to 4.7% in the second quarter.

During the second quarter, 30 programs closed and 45 opened.

Hospital Rehabilitation Services
Second quarter revenues in our HRS division remained flat on a sequential basis at $40.2 million.  Inpatient operating revenues improved 0.4% but were offset by a 0.7% sequential decline in outpatient operating revenues.

Operating earnings for the division were $5.3 million, a 14.5% increase from the $4.6 million in the first quarter.  The increase includes lower bad debt and health insurance expenses recognized in the second quarter.

Hospitals
The Hospital division reported operating revenues of $28.8 million, a sequential decline of 1.4%. The division incurred an operating loss of $3.7 million in the second quarter compared to an operating loss of $0.3 million in the previous quarter.  The $3.4 million sequential decline in earnings primarily resulted from a combination of the following:
•	$1.5 million lower same store revenues which resulted in $1.2 million lower earnings in our mature hospitals,
•	$0.8 million higher start-up and ramp-up losses,
•	A $0.4 million increase in bad debt expense, and
•
An increase of $0.6 million in selling, general and administrative expenses, relating to our continued investment in back office infrastructure to support the expected growth in the division in 2008 and 2009.

We expect same store revenues to return to first quarter levels by the fourth quarter.

EBITDA will be negatively impacted by start-up and ramp-up losses associated with our new majority-owned joint venture hospitals planned for 2008 and 2009.  Hospitals under development and in operation for less than one year are expected to generate a net EBITDA drag of $1.4 to $1.9 million during the second half of 2008.  The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs.  The eight hospitals that have been in operation for more than one year are expected to return to 13 to 15% EBITDA margins before corporate overhead in the fourth quarter of 2008.

The division managed its rehab hospitals to an average 60% Rule compliance level of 58.5% at the end of the quarter.

Balance Sheet
For the six-month period ending June 30, 2008, we generated cash from operations of $18.6 million. We spent $7.5 million for capital expenditures, including $5.7 million in our Hospital division, primarily on developing joint ventures. The remaining $1.8 million of capital expenditures was principally related to information systems.  In addition to the $5.7 million of Hospital division capital expenditures, we invested approximately $7.0 million, net of cash acquired, for an 80% interest in The Specialty Hospital in Rome, Georgia.

Days sales outstanding in accounts receivable increased from 69.4 at the end of the first quarter to 69.6 at the end of the second quarter.

At June 30, 2008, we had approximately $14.3 million in cash and cash equivalents compared to $15.2 million at March 31, 2008. Total debt outstanding at June 30 was $71.0 million compared to $75.7 million at March 31.

During the second half of 2008, we expect capital expenditures of approximately $13.5 million, of which $9.5 million relates to hospital strategic and maintenance capital and the remaining $4 million relates principally to information systems investments.  We are expecting to receive approximately $1.7 million from our minority joint venture partners to fund their respective shares of each hospital’s capital expenditures and working capital requirements.

Now I will turn the call back over to John.

JOHN SHORT
Thank you, Jay.

Closing Remarks

In closing, we still expect strong growth in consolidated net earnings for the full year, however, quarterly consolidated operating earnings will continue to be uneven with all quarters impacted by hospital start-up and ramp-up losses.

These losses are a necessary byproduct of an aggressive growth strategy for our Hospital division.  Just as we were able to overcome the temporary strain of the Symphony integration on our CT business, we have the proven ability to aggressively work through the challenges that accompany major investments.  I know that Kevin Gross shares this vision and we are all pleased to have him leading our efforts.

Thank you for your continued support and, to my colleagues, I extend my appreciation for your drive and sacrifice and for the commitment we share to making a difference in people’s lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.